Exhibit 99

MGIC Investment Corporation Reports First Quarter 2020 Results
First Quarter 2020 Net Income of $149.8 million or $0.42 per Diluted Share
First Quarter 2020 Adjusted Net Operating Income (Non-GAAP) of $147.5 million or $0.42 per Diluted Share

MILWAUKEE (May 7, 2020) - MGIC Investment Corporation (NYSE: MTG) today reported operating and financial results for the first quarter of 2020. Net income for the quarter was $149.8 million, or $0.42 per diluted share, compared with net income of $151.9 million, or $0.42 per diluted share, for the first quarter of 2019.

Adjusted net operating income for the first quarter of 2020 was $147.5 million, or $0.42 per diluted share, compared with $152.4 million, or $0.42 per diluted share, for the first quarter of 2019. We present the non-GAAP financial measure "Adjusted net operating income" to increase the comparability between periods of our financial results. See “Use of Non-GAAP financial measures" below.

    Tim Mattke, CEO of MTG and Mortgage Guaranty Insurance Corporation ("MGIC") said, "The financial results of the first quarter continued the strong results we delivered over the past several years and reflected the generally favorable economic and housing environment we had been operating in until late March. In the quarter, despite lower persistency, our insurance in force increased, our credit losses remained low, and we ended the quarter in a strong capital position."

Mattke stated "Our focus is on supporting our co-workers and customers and executing strategies to navigate through the current environment including providing critical support for the housing market. There has been a significant response by the federal government, including efforts by the GSEs, to help homeowners during these unprecedented times. Similar efforts in response to past natural disasters have proved to be effective in assisting borrowers to stay in their homes and avoid foreclosure. Whether these efforts will be effective in the current environment will, in large part, depend on the length and severity of the nation's reduced economic activity. The COVID-19 pandemic has created a number of uncertainties about the short and long term economic impact that the current environment, and the nation’s response to the COVID-19 pandemic will have on our business."

Investor Relations: Michael J. Zimmerman | (414) 347-6596 | mike_zimmerman@mgic.com

First Quarter Summary

•
Activated our business continuity program by transitioning to a remote worker virtual workforce model. This transition was made to responsibly provide for the safety of employees related to the COVID-19 pandemic and to continue to serve customers across our businesses.

•	New insurance written of $17.9 billion, compared to $10.1 billion in the first quarter of 2019.

•	Insurance in force of $225.5 billion at March 31, 2020 increased by 1% during the quarter and 7% compared to March 31, 2019.

•	Primary delinquency inventory of 27,384 loans at March 31, 2020 decreased from 30,028 loans at December 31, 2019. Our primary delinquency inventory declined 11% year-over-year.

–	Insurance written in 2008 and before accounted for approximately 11% of the March 31, 2020 primary risk in force but accounted for 57% of the new primary delinquency notices received in the quarter.

–
The percentage of primary loans that were delinquent at March 31, 2020 was 2.53%, compared to 2.78% at December 31, 2019, and 2.92% at March 31, 2019. The percentage of flow primary loans that were delinquent at March 31, 2020 was 2.04%, compared to 2.23% at December 31, 2019, and 2.32% at March 31, 2019.

•	Persistency, or the percentage of insurance remaining in force from one year prior, was 73.0% at March 31, 2020, compared with 75.8%% at December 31, 2019 and 81.7% at March 31, 2019.

•	The loss ratio for the first quarter of 2020 was 23.4%, compared to 8.9% for the fourth quarter of 2019 and 15.6% for the first quarter of 2019.

•
The underwriting expense ratio associated with our insurance operations for the first quarter of 2020 was 17.3%, compared to 19.6% for the fourth quarter of 2019 and 18.9% for the first quarter of 2019.

•	Net premium yield was 46.6 basis points in the first quarter of 2020, compared to 48.4 basis points for the fourth quarter of 2019 and 47.4 basis points for the first quarter of 2019.

•	MGIC paid dividends of $390 million to our holding company during the first quarter of 2020.

•	MGIC Investment Corporation paid a $0.06 dividend per common share to shareholders during the first quarter of 2020.

•	9.6 million shares of common stock were repurchased at an average cost per share of $12.47.

•	Temporarily suspended stock repurchases.

•	Book value per common share outstanding increased by 1% during the quarter to $12.53.
_______________

Second Quarter 2020 Activities

•	$227.2 billion of Insurance in Force (IIF) at April 30, 2020, compared to $225.5 billion of IIF at March 31, 2020 and $224.6 billion of IIF at February 29, 2020.

•	7,109 notices of delinquency received in April 2020, compared to 3,622 notices of delinquency received in March 2020 and 3,993 notices of delinquency received in February 2020.

•	3,943 number of cures reported in April 2020, compared to 4,973 cures reported in March 2020 and 4,835 cures reported in February 2020.

•	30,243 loans in delinquent inventory at April 30, 2020.

•	$545 million of investments, cash and cash equivalents at the holding company at April 30, 2020,

•	MGIC Investment Corporation declared a $0.06 dividend per common share to shareholders.

•	MGIC is not planning to request a dividend to be paid to our holding company in the second quarter.

Revenues

Total revenues for the first quarter of 2020 were $306.9 million, compared to $291.7 million in the first quarter last year. Net premiums written for the quarter were $246.0 million, compared to $244.3 million for the same period last year. Net premiums earned for the quarter were $260.9 million, compared to $249.8 million for the same period last year. The increase was due to higher average insurance in force and an increase in accelerated premiums from single premium policy cancellations, partially offset by the effect of lower premium rates. Investment income for the first quarter increased to $41.3 million, from $40.6 million for the same period last year, resulting from an increase in the consolidated investment portfolio.

Losses and expenses

Losses incurred
Net losses incurred were $61.0 million, compared to $39.1 million in the same period last year. In the first quarter of 2020, we received approximately 9% fewer new delinquency notices than we did in the same period last year. Over the past several quarters we had recorded favorable reserve development including $31 million in favorable development in the first quarter of 2019. In the first quarter of 2020, our re-estimation of reserves on previous delinquencies resulted in $3 million adverse loss reserve development. In the first quarter of 2020, we also increased our incurred but not reported, or IBNR, reserve from $22 million to $30 million.

Underwriting and other expenses
Net underwriting and other expenses were $44.8 million in the first quarter of 2020, compared to $48.4 million in the same period last year.

Provision for income taxes
The effective income tax rate was 20.4% in each of the first quarters of 2020 and 2019.

Capital

•	Total shareholders' equity was $4.2 billion and outstanding principal on borrowings was $837 million as of March 31, 2020.

•	MGIC's PMIERs Available Assets totaled $4.3 billion, or $1.0 billion above its Minimum Required Assets as of March 31, 2020.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $6.2 billion as of March 31, 2020, compared to $6.2 billion as of December 31, 2019, and $5.9 billion as of March 31, 2019.

•	The fair value of our investment portfolio, cash and cash equivalents was $5.9 billion as of March 31, 2020, compared to $5.9 billion as of December 31, 2019, and $5.6 billion as of March 31, 2019.

•	Investments, cash and cash equivalents at the holding company were $563 million as of March 31, 2020, compared to $325 million as of December 31, 2019, and $299 million as of March 31, 2019.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call today, May 8, 2020, at 8 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-855-493-1443. The call is being webcast and can be accessed at the company's website at http://mtg.mgic.com/. A replay of the webcast will be available on the company’s website through June 8, 2020 under “Newsroom.”
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At March 31, 2020, MGIC had $225.5 billion of primary insurance in force covering over one million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics, are all available on the Company's website at https://mtg.mgic.com/ under “Newsroom.”

From time to time MGIC Investment Corporation releases important information via postings on its corporate website, and via postings on MGIC’s website for information related to underwriting and pricing, and intends to continue to do so in the future. Such postings include corrections of previous disclosures, and may be made without any other disclosure. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information for MGIC Investment Corporation alerts can be found at https://mtg.mgic.com/shareholder-services/email-alerts. For information about our underwriting and rate changes, see https://www.mgic.com/underwriting.
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. These risk factors, including the discussion of the impact of the COVID-19 pandemic, speak only as of the date of this press release and are subject to change without notice as the Company cannot predict all risks relating to this evolving set of events. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.

In addition, the current period financial results included in this press release may be affected by additional information that is included in our Form 10-Q for the quarter ended March 31, 2020.

While we communicate with security analysts from time to time, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report, and such reports are not our responsibility.

Use of Non-GAAP financial measures
We believe that use of the Non-GAAP measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance.

Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss) and infrequent or unusual non-operating items where applicable.

Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss), and infrequent or unusual non-operating items where applicable. The amounts of adjustments to components of pre-tax operating income (loss) are tax effected using a federal statutory tax rate of 21%.

Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)
Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.

(2)
Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.

(3)
Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended March 31,
(In thousands, except per share data)	2020	2019

Net premiums written	$246,007	$244,281
Revenues
Net premiums earned	$260,901	$249,761
Net investment income	41,347	40,585
Net realized investment gains (losses)	1,891	(526)
Other revenue	2,754	1,830
Total revenues	306,893	291,650
Losses and expenses
Losses incurred, net	60,956	39,063
Underwriting and other expenses, net	44,772	48,418
Interest expense	12,926	13,233
Total losses and expenses	118,654	100,714
Income before tax	188,239	190,936
Provision for income taxes	38,434	38,995
Net income	$149,805	$151,941
Net income per diluted share	$0.42	$0.42

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three months ended March 31,
(In thousands, except per share data)	2020	2019
Net income	$149,805	$151,941
Interest expense, net of tax:
9% Convertible Junior Subordinated Debentures due 2063	4,566	4,566
Diluted net income available to common shareholders	$154,371	$156,507

Weighted average shares - basic	344,053	355,653
Effect of dilutive securities:
Unvested restricted stock units	2,033	1,986
9% Convertible Junior Subordinated Debentures due 2063	19,130	19,028
Weighted average shares - diluted	365,216	376,667
Net income per diluted share	$0.42	$0.42

NON-GAAP RECONCILIATIONS

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Three months ended March 31,
	2020			2019
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)	Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$188,239	$38,434	$149,805	$190,936	$38,995	$151,941
Adjustments:
Net realized investment (gains) losses	(2,875)	(604)	(2,271)	620	130	490
Adjusted pre-tax operating income / Adjusted net operating income	$185,364	$37,830	$147,534	$191,556	$39,125	$152,431

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			365,216			376,667

Net income per diluted share			$0.42			$0.42
Net realized investment (gains) losses			—			—
Adjusted net operating income per diluted share			$0.42			$0.42

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,	March 31,
(In thousands, except per share data)	2020	2019	2019
ASSETS
Investments (1)	$5,490,838	$5,758,320	$5,294,517
Cash and cash equivalents	365,303	161,847	259,351
Restricted cash and cash equivalents	4,223	7,209	3,161
Reinsurance recoverable on loss reserves (2)	25,756	21,641	31,875
Home office and equipment, net	49,010	50,121	50,388
Deferred insurance policy acquisition costs	19,514	18,531	17,630
Deferred income taxes, net	8,867	5,742	39,440
Other assets	191,776	206,160	173,735
Total assets	$6,155,287	$6,229,571	$5,870,097

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$574,753	$555,334	$655,264
Unearned premiums	365,408	380,302	404,504
Federal home loan bank advance	155,000	155,000	155,000
Senior notes	421,155	420,867	420,002
Convertible junior debentures	256,872	256,872	256,872
Other liabilities	140,271	151,962	162,272
Total liabilities	1,913,459	1,920,337	2,053,914
Shareholders' equity	4,241,828	4,309,234	3,816,183
Total liabilities and shareholders' equity	$6,155,287	$6,229,571	$5,870,097
Book value per share (3)	$12.53	$12.41	$10.72

(1) Investments include net unrealized gains (losses) on securities	$82,797	$175,482	$57,824
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$548,997	$533,693	$623,389
(3) Shares outstanding	338,567	347,308	355,986

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - NEW INSURANCE WRITTEN

	2020	2019
	Q1	Q4	Q3	Q2	Q1
New primary insurance written (NIW) (billions)	$17.9	$19.3	$19.1	$14.9	$10.1

Monthly (including split premium plans) and annual premium plans	15.2	16.3	16.2	12.6	8.5
Single premium plans	2.7	3.0	2.9	2.3	1.6

Product mix as a % of primary NIW
FICO < 680	3%	3%	4%	6%	7%
>95% LTVs	8%	9%	12%	16%	18%
>45% DTI	13%	11%	12%	15%	18%
Singles	15%	15%	15%	16%	16%
Refinances	35%	30%	20%	11%	8%

New primary risk written (billions)	$4.4	$4.8	$4.7	$3.8	$2.5

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - INSURANCE IN FORCE and RISK IN FORCE

	2020	2019
	Q1	Q4	Q3	Q2	Q1
Primary Insurance In Force (IIF) (billions)	$225.5	$222.3	$218.1	$213.9	$211.4
Total # of loans	1,083,717	1,079,578	1,075,285	1,065,893	1,059,720
Flow # of loans	1,045,843	1,040,667	1,032,936	1,022,157	1,013,291

Premium Yield
Inforce portfolio yield (1)	49.2	50.3	51.7	52.2	52.5
Premium refunds	(0.7)	(0.6)	(0.6)	(0.3)	(0.5)
Accelerated earnings on single premium	3.3	3.6	3.5	2.1	1.1
Total direct premium yield	51.8	53.3	54.6	54.0	53.1
Ceded premiums earned, net of profit commission and assumed premiums (2)	(5.2)	(4.9)	(5.0)	(7.5)	(5.7)
Net premium yield	46.6	48.4	49.6	46.5	47.4

Average Loan Size of IIF (thousands)	$208.1	$205.9	$202.9	$200.7	$199.5
Flow only	$210.4	$208.2	$205.4	$203.2	$202.0

Annual Persistency	73.0%	75.8%	78.6%	80.8%	81.7%

Primary Risk In Force (RIF) (billions)	$57.9	$57.2	$56.2	$55.2	$54.5
By FICO (%) (3)
FICO 760 & >	39%	39%	39%	38%	38%
FICO 740-759	17%	17%	16%	16%	16%
FICO 720-739	14%	14%	14%	14%	14%
FICO 700-719	11%	11%	11%	11%	11%
FICO 680-699	8%	8%	8%	9%	9%
FICO 660-679	4%	4%	5%	5%	5%
FICO 640-659	3%	3%	3%	3%	3%
FICO 639 & <	4%	4%	4%	4%	4%

Average Coverage Ratio (RIF/IIF)	25.7%	25.7%	25.8%	25.8%	25.8%

Direct Pool RIF (millions)
With aggregate loss limits	$212	$213	$214	$215	$216
Without aggregate loss limits	$156	$163	$173	$178	$186

(1) Total direct premiums earned, excluding accelerated premiums from premium refunds and single premium policy cancellations divided by average primary insurance in force.
(2) Ceded premiums earned, net of profit commissions and assumed premiums. Assumed premiums include our participation in GSE Credit Risk Transfer programs, of which the impact on the net premium yield was 0.5 bps in the first quarter of 2020 and 0.2 bps in 2019.
(3) The FICO credit score at the time of origination for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - DELINQUENCY STATISTICS

	2020		2019
	Q1		Q4		Q3		Q2		Q1
Primary IIF - Delinquent Roll Forward - # of Loans
Beginning Delinquent Inventory	30,028		29,940		29,795		30,921		32,898
New Notices	12,398		13,694		14,019		12,915		13,611
Cures	(14,113)		(12,213)		(12,592)		(12,882)		(14,348)
Paid claims	(897)		(922)		(1,045)		(1,112)		(1,188)
Rescissions and denials	(32)		(27)		(42)		(47)		(52)
Other items removed from inventory	—		(444)		(195)		—		—
Ending Delinquent Inventory	27,384		30,028		29,940		29,795		30,921

Primary IIF Delinquency Rate	2.53%		2.78%		2.78%		2.80%		2.92%
Primary claim received inventory included in ending delinquent inventory	472		538		557		630		665

Primary IIF - # of Delinquent Loans - Flow only	21,322		23,240		22,688		22,227		23,483
Primary IIF Delinquency Rate - Flow only	2.04%		2.23%		2.20%		2.17%		2.32%

Composition of Cures
Reported delinquent and cured intraquarter	4,652		4,122		4,397		3,735		4,884
Number of payments delinquent prior to cure
3 payments or less	6,551		5,724		5,631		6,221		6,506
4-11 payments	2,354		2,001		2,075		2,401		2,419
12 payments or more	556		366		489		525		539
Total Cures in Quarter	14,113		12,213		12,592		12,882		14,348

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	1		2		—		4		2
4-11 payments	107		83		104		121		149
12 payments or more	789		837		941		987		1,037
Total Paids in Quarter	897		922		1,045		1,112		1,188

Aging of Primary Delinquent Inventory
Consecutive months delinquent
3 months or less	7,567	28%	9,447	32%	9,462	32%	8,970	30%	8,568	28%
4-11 months	9,535	35%	9,664	32%	9,082	30%	8,951	30%	9,997	32%
12 months or more	10,282	37%	10,917	36%	11,396	38%	11,874	40%	12,356	40%

Number of payments delinquent
3 payments or less	12,961	47%	14,895	50%	14,690	49%	14,071	47%	14,129	46%
4-11 payments	8,178	30%	8,519	28%	8,225	27%	8,194	28%	8,833	28%
12 payments or more	6,245	23%	6,614	22%	7,025	24%	7,530	25%	7,959	26%

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - RESERVES and CLAIMS PAID

	2020	2019
	Q1	Q4		Q3		Q2	Q1
Reserves (millions)
Primary Direct Loss Reserves	$566	$546		$591		$610	$642
Pool Direct loss reserves	8	9		11		11	12
Other Gross Reserves	1	—		—		1	1
Total Gross Loss Reserves	$575	$555		$602		$622	$655

Primary Average Direct Reserve Per Delinquency	$20,658	$18,171		$18,955		$19,684	$20,014

Net Paid Claims (millions) (1)	$46	$73		$55		$55	$57
Total primary (excluding settlements)	42	42		47		52	52
Rescission and NPL settlements	—	26		4		—	—
Pool	1	2		1		—	1
Reinsurance	(1)	(1)		(2)		(2)	(3)
Other	4	4		5		5	7
Reinsurance terminations (1)	—	—		—		(14)	—

Primary Average Claim Payment (thousands)	$47.2	$46.3	(2)	$44.4	(2)	$46.9	$43.9
Flow only	$41.4	$41.2	(2)	$39.4	(2)	$40.0	$37.6

(1) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements.

(2) Excludes amounts paid in settlement disputes for claims paying practices and/or commutations of policies.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - REINSURANCE

	2020	2019
	Q1	Q4	Q3	Q2		Q1
Quota Share Reinsurance
% insurance inforce subject to reinsurance	78.0%	78.5%	78.4%	78.2%		77.8%
% NIW subject to reinsurance	71.9%	79.4%	81.2%	83.0%		84.0%
Ceded premiums written and earned (millions)	$26.8	$23.8	$23.0	$36.5	(1)	$28.2
Ceded losses incurred (millions)	$5.8	$3.6	$2.7	$3.4		$1.7
Ceding commissions (millions) (included in underwriting and other expenses)	$11.4	$11.0	$11.0	$13.4		$13.4
Profit commission (millions) (included in ceded premiums)	$30.0	$31.1	$32.2	$37.0		$38.9

Excess-of-Loss Reinsurance
Ceded premiums earned (millions)	$4.7	$5.2	$5.4	$4.5		$2.5
Ceded losses incurred (millions)	$—	$—	$—	$—		$—

(1) Includes a $6.8 million termination fee paid to terminate a portion of our 2015 quota share reinsurance agreement.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION: BULK STATISTICS AND MI RATIOS

	2020		2019
	Q1		Q4		Q3	Q2		Q1
Bulk Primary Insurance Statistics
Insurance in force (billions)	$5.4		$5.6		$6.0	$6.2		$6.7
Risk in force (billions)	$1.5		$1.6		$1.7	$1.7		$1.9
Average loan size (thousands)	$144.0		$144.1		$141.3	$141.8		$144.1
Number of delinquent loans	6,062		6,788		7,252	7,568		7,438
Delinquency rate	16.01%		17.45%		17.13%	17.31%		16.02%
Primary paid claims (excluding settlements) (millions)	$14		$14		$15	$16		$18
Average claim payment (thousands)	$66.5		$62.8	(1)	$60.1	$74.6		$65.1

Mortgage Guaranty Insurance Corporation - Risk to Capital	10.2:1	(2)	9.7:1		9.9:1	10.1:1	(3)	8.9:1
Combined Insurance Companies - Risk to Capital	10.2:1	(2)	9.6:1		9.8:1	10.0:1		9.6:1

GAAP loss ratio (insurance operations only)	23.4%		8.9%		12.7%	8.8%		15.6%
GAAP underwriting expense ratio (insurance operations only)	17.3%		19.6%		17.7%	17.6%		18.9%

(1) Excludes amounts paid in settlement disputes for claims paying practices and/or commutations of policies.

(2) Preliminary

(3) A reinsurance agreement in effect between Mortgage Guaranty Insurance Corporation and an affiliate was terminated during the quarter.

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; and “MGIC” refers to Mortgage Guaranty Insurance Corporation.
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission ("SEC"). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. These risk factors, including the discussion of the impact of the COVID-19 pandemic, speak only as of the date of this press release and are subject to change without notice as the Company cannot predict all risks relating to this evolving set of events. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on these statements being current at any time other than the time at which this press release was delivered for dissemination to the public.
The impact of the COVID-19 pandemic on our business and financial condition may be material.
While uncertain, the impact of the COVID-19 pandemic on the Company’s business, financial results, liquidity and/or financial condition may be material. We expect that the increase in unemployment and economic uncertainty resulting from initiatives to reduce the transmission of COVID-19 (including "shelter-in-place" restrictions), as well as COVID-19‑related illnesses and deaths, will negatively impact our business. The magnitude of the impact will be influenced by various factors, including the length and severity of the pandemic in the United States, the length of time that measures intended to reduce the transmission of COVID-19 remain in place, the resulting level of unemployment, and the impact of various government initiatives (including the enactment of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act")) and actions taken by Fannie Mae and Freddie Mac (the "GSEs") (including implementation of mortgage forbearance and modification programs) to mitigate the economic harm caused by COVID-19 and efforts to reduce its transmission.
The COVID-19 pandemic has impacted and may continue to impact our business in various ways, including the following:

•
Our incurred losses will increase as the number of insured mortgage delinquencies increase. We establish case reserves for insurance losses when delinquency notices are received and for loans we estimate are delinquent prior to the close of the accounting period but for which delinquency notices have not yet been reported to us (this is often referred to as “IBNR”). For information about our loss reserving methodology, see our risk factors titled "Because we establish loss reserves only upon a loan delinquency rather than based on estimates of our ultimate losses or risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods," and "Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves."

•
We will be required to maintain more capital under the private mortgage insurer eligibility requirements ("PMIERs") of the GSEs, which generally require more capital to be held for delinquent loans than for performing loans. For more information about the capital requirements of the PMIERs, see our risk factor titled "We may not continue to meet the GSEs' private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."

•
Over time, as the number of delinquencies increases, the number of claims that we must pay is likely to increase. For more information, see our risk factor titled "Downturns in the domestic economy or declines in the value of borrowers' homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns."

•
As the number of purchase mortgage originations decreases, and if the number of refinance mortgage originations decreases, the number of mortgages available for us to insure in the near term will also decrease. For more information, see our risk factor titled "If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline."

•
We may be unable to secure excess of loss reinsurance through insurance-linked notes transactions in the near term. For more information, see our risk factor titled "Reinsurance may not always be available or affordable."

•
Our receipt of premiums may be delayed. For more information, see our risk factor titled "We are susceptible to disruptions in the servicing of mortgage loans that we insure and we rely on third-party reporting for information regarding the mortgage loans we insure."

•
Our operations may be impacted if our management or other employees are unable to perform their duties as a result of COVID-19-related illnesses. For more information, see our risk factor titled "We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements."

Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns.
Losses result from events that reduce a borrower’s ability or willingness to continue to make mortgage payments, such as unemployment, health issues, family status, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect home prices, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Home prices may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates generally, changes to the deductibility of mortgage interest for income tax purposes, decreases in the rate of household formations, or other factors.
The unemployment rate rose from 3.5% as of December 31, 2019, to 4.4% as of March 31, 2020, and, on May 3, 2020, The Wall Street Journal reported that economists it surveyed forecast that unemployment rose to 16.1% as of April 30, 2020. We expect increasing unemployment to result in an increasing number of mortgage delinquencies and insurance claims; however, the increases are difficult to predict given the uncertainty in the current market environment, including uncertainty about the length and severity of the COVID-19 pandemic; the length of time that measures intended to reduce the transmission of COVID-19 remain in place; effects of forbearance programs enacted by the GSEs, various states and municipalities; and effects of stimulus programs, including those contained in the CARES Act. The programs contained in the CARES Act include, among many others:

•
Payment forbearance on federally-backed mortgages (including those delivered to or purchased by the GSEs) to borrowers experiencing a hardship during the COVID-19 pandemic. Forbearance allows for mortgage payments to be suspended for up to 360 days. Approximately 82% of our insurance in force that was written in 2019 and before was delivered to or purchased by the GSEs. While servicers of some non-GSE loans may not be required to offer forbearance to borrowers, we allow servicers to apply GSE loss mitigation programs to non-GSE loans. In addition, the Consumer Financial Protection Bureau ("CFPB") requires substantial loss mitigation efforts be made prior to servicers initiating foreclosure, therefore, servicers of non-GSE loans may have an incentive to offer forbearance or deferment.

•	For those mortgages that are not subject to forbearance, a suspension of foreclosures and evictions for at least 60 days from March 18, 2020, on mortgages purchased or securitized by the GSEs.

•	Direct aid to individuals in the form of refundable tax credit rebates paid in April 2020.

•	"Paycheck Protection Program " to provide small businesses with funds to pay up to eight weeks of payroll costs, and certain other expenses.

•	Enhanced unemployment benefits.

•	Increased flexibility under retirement plans.
We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.
We must comply with a GSE's PMIERs to be eligible to insure loans delivered to or purchased by that GSE. The PMIERs include financial requirements, as well as business, quality control and certain transaction approval requirements. The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are generally based on an insurer’s book of insurance in force and calculated from tables of factors with several risk dimensions, reduced for credit given for risk ceded under reinsurance agreements).

Based on our interpretation of the PMIERs, as of March 31, 2020, MGIC’s Available Assets totaled $4.3 billion, or $1.0 billion in excess of its Minimum Required Assets. MGIC is in compliance with the PMIERs and eligible to insure loans purchased by the GSEs. In calculating these "Minimum Required Assets," the total credit for risk ceded under our reinsurance transactions is subject to a modest reduction. Our reinsurance transactions are discussed in our risk factor titled "The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring." Our existing reinsurance transactions are subject to periodic review by the GSEs and there is a risk we will not receive our current level of credit in future periods for the risk ceded under them. In addition, we may not receive the same level of credit under future reinsurance transactions that we receive under existing transactions. If MGIC is not allowed certain levels of credit under the PMIERs, under certain circumstances, MGIC may terminate the reinsurance transactions, without penalty.
While loans that were current at the time a COVID-19 pandemic-related forbearance was initiated are not to be reported as delinquent for consumer credit reporting purposes, they may be reported to mortgage insurers and the GSEs as delinquent, and are treated as delinquent for purposes of the PMIERs. Loans that were delinquent at the time such a forbearance was initiated are expected to be reported as delinquent to mortgage insurers and the GSEs. The PMIERs generally require us to maintain significantly more Minimum Required Assets for delinquent loans than for performing loans; however, delinquent loans whose borrowers have been affected by the COVID-19 pandemic may be given the same treatment under the PMIERs as delinquent loans in areas that the Federal Emergency Management Agency ("FEMA") has declared major disaster areas in connection with hurricanes. Specifically, the Minimum Required Assets would be reduced by 70% for at least 120 days from the date the loan becomes delinquent, and longer if the loan is subject to a forbearance plan that meets certain requirements.
Under the current PMIERs, to be eligible for the 70% reduction, the loan must be backed by a property located in a FEMA Declared Major Disaster Area and either 1) or 2) below must apply. FEMA has declared all states and territories in which we conduct business to be Major Disaster Areas as a result of the impact of the COVID-19 pandemic. Absent a forbearance plan described in 1) below, the 70% reduction may be applied no longer than 120 days from the initial default date.

1)
The loan is subject to a forbearance plan executed in response to a FEMA Declared Major Disaster Area eligible for Individual Assistance, the terms of which are materially consistent with terms of forbearance plans offered by Freddie Mac or Fannie Mae. As of the date of this report, not all states have delegated eligible individual assistance.

2)
The loan has an initial default date occurring up to either (i) 30 days prior to or (ii) 90 days following the Major Disaster event. It is uncertain how the date of the "Major Disaster event" will be determined for the COVID-19 pandemic.

The mortgage insurance industry has asked the Federal Housing Finance Agency (the "FHFA") and the GSEs to consider revisions to the PMIERs in light of the differences between FEMA declarations associated with hurricanes and those associated with the COVID-19 pandemic. Among other things, the industry asked the FHFA and GSEs to specify how "Major Disaster event" will be determined and to not limit the forbearance plans described in 1) above to those executed in response to a FEMA Declared Major Disaster Area eligible for Individual Assistance. We applied the 70% reduction discussed above when calculating our PMIERs Minimum Required Assets for March 31, 2020. We expect to receive guidance from the GSEs before we calculate our PMIERs Minimum Required Assets for June 30, 2020.
Although we have requested servicers to provide us with information about the forbearance status of loans, we may not receive such reporting and, therefore, may not be able to take advantage of the 70% reduction after a loan has been delinquent 120 days.
It is possible that, despite reducing the Minimum Required Assets for certain delinquent loans by 70%, the increasing number of delinquent loans caused by the COVID-19 pandemic will cause our Available Assets to be less than our Minimum Required Assets. As of March 31, 2020 and April 30, 2020, there were 27,384 and 30,243 loans in our delinquency inventory, respectively. We expect that the majority of COVID-19 pandemic-related delinquencies have not yet been reported; however, we are unable to predict the number of loans that will become delinquent as a result of the COVID-19 pandemic. We estimate that, as of March 31, 2020, our delinquency inventory would have had to have grown by approximately 235,000 loans to cause our Available Assets to be less than our Minimum Required Assets. This estimation was based on several simplifying assumptions, including that all incremental delinquencies were associated with the COVID-19 pandemic (and, therefore, receive the 70% reduction in Minimum Required Assets discussed above), reflect the same mix of book years and risk characteristics as our remaining risk-in force, and are subject to 21% quota share reinsurance (the weighted average quota share reinsurance on our risk in force).
If our Available Assets are less than our Minimum Required Assets, then we would not be in compliance with the PMIERs. The PMIERs provide a list of remediation actions for a mortgage insurer's non-compliance, with additional actions possible in the GSEs' discretion. At the extreme, the GSEs may suspend or terminate eligibility to insure loans purchased by them. Such suspension or termination would significantly reduce the volume of our new business writings; the vast majority of our NIW since 2008 has been for loans delivered to or purchased by the GSEs. In addition to the increase in

Minimum Required Assets associated with delinquent loans whose borrowers are affected by the COVID-19 pandemic, factors that may negatively impact MGIC’s ability to continue to comply with the financial requirements of the PMIERs include the following:

•
The GSEs may make the PMIERs more onerous in the future. The PMIERs provide that the factors that determine Minimum Required Assets will be updated periodically, or as needed if there is a significant change in macroeconomic conditions or loan performance. We do not anticipate that the regular periodic updates will occur more frequently than once every two years. The PMIERs state that the GSEs will provide notice 180 days prior to the effective date of updates to the factors; however, the GSEs may amend any portion of the PMIERs at any time. It is possible that the FHFA and GSEs will not agree to the COVID-19-specific changes requested by the mortgage insurance industry or that they will revise the PMIERs to provide that there is no reduction in the Minimum Required Assets for COVID-19-related delinquencies.

•
There may be future implications for PMIERs based upon forthcoming regulatory capital requirements for the GSEs. In 2018, the FHFA issued a proposed capital rule for the GSEs, which included a framework for determining the capital relief allowed to the GSEs for loans with private mortgage insurance. A re-proposed capital rule is expected to be released; however, the timing and content of the re-proposal are uncertain. Further, any changes to the GSEs' capital and liquidity requirements resulting from the Treasury Housing Reform Plan could have future implications for PMIERs.

•
Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby creating a shortfall in Available Assets.

•
Should capital be needed by MGIC in the future, capital contributions from our holding company may not be available due to competing demands on holding company resources, including for repayment of debt.

Because we establish loss reserves only upon a loan delinquency rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, we establish case reserves for insurance losses and loss adjustment expenses only when notices of default on insured mortgage loans are received and for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). Because our reserving method does not take consider losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. A premium deficiency exists when the present value of expected future losses and expenses exceed the present value of expected future premiums and already established loss reserves on the applicable loans. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge. As of March 31, 2020, we had established case reserves and reported losses incurred for 27,384 loans in our delinquency inventory and increased our IBNR reserve from $22 million at December 31, 2019 to $30 million at March 31, 2020. Though not reflected in our March 31, 2020 financial results, as of April 30, 2020, our delinquency inventory had increased to 30,243 loans. We expect that delinquencies will increase from that level as a result of the COVID-19 pandemic, including as a result of the increase in unemployment associated with initiatives intended to reduce the transmission of COVID-19. As a result, we expect our losses incurred to increase in future periods. The impact of the COVID-19 pandemic on the number of delinquencies and our losses incurred will be influenced by various factors, including those discussed in our risk factor titled "The impact of the COVID-19 pandemic on our business and financial condition may be material."
Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish case reserves, we estimate the ultimate loss on delinquent loans by estimating the number of loans in our inventory of delinquent loans that will result in a claim payment, which is referred to as the claim rate, and further estimating the amount of the claim payment, which is referred to as claim severity. The estimated claim rate and claim severity represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions and curtailments. The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be affected by several factors, including a change in regional or national economic conditions, the impact of various government actions (including the enactment of the CARES Act) and actions taken by the GSEs (including implementation of mortgage forbearance and modification programs) to mitigate the economic harm caused by the COVID-19 pandemic and efforts to reduce the transmission of COVID-19, and a change in the length of time loans are delinquent before claims are received. The change in conditions may include changes in unemployment, including prolonged unemployment as a result of the COVID-19 pandemic, affecting borrowers’ income and thus their ability to make mortgage payments, and changes in home prices, which may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. The economic effects of the COVID-19 pandemic may be disproportionately concentrated in certain geographic regions. Information about the geographic dispersion of our insurance in force can be found in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. Changes to our claim rate and claim severity estimates could have a material impact on our future results, even in a stable economic environment. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
We set premiums at the time a policy is issued based on our expectations regarding likely performance of the insured risks over the long term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. In addition, our customized rate plans may delay our ability to increase our premiums on the NIW covered by such plans. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, the investment income we earn and the amount of reinsurance we carry may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipated when we set the premiums, could adversely affect our results of operations or financial condition. Our premium rates are also based in part on the amount of capital we are required to hold against the insured risk. If the amount of capital we are required to hold increases from the amount we were required to hold when a policy was written, we cannot adjust premiums to compensate for this and our returns may be lower than we assumed. For a discussion of the effect of the COVID-19 pandemic on the amount of capital we are required to hold, see our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."
The losses we have incurred on our 2005-2008 books of business have exceeded our premiums from those books. The incurred losses from those books, although declining, continue to generate a material portion of our total incurred losses. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices.
Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
The private mortgage insurance industry is highly competitive and is expected to remain so. We believe we currently compete with other private mortgage insurers based on premium rates, underwriting requirements, financial strength (including based on credit or financial strength ratings), customer relationships, name recognition, reputation, strength of management teams and field organizations, the ancillary products and services provided to lenders and the effective use of technology and innovation in the delivery and servicing of our mortgage insurance products.

Our relationships with our customers, which may affect the amount of our NIW, could be adversely affected by a variety of factors, including if our premium rates are higher than those of our competitors, our underwriting requirements are more restrictive than those of our competitors, or our customers are dissatisfied with our claims-paying practices (including insurance policy rescissions and claim curtailments).

Much of the competition in the industry in the last few years has centered on pricing practices which have included: (i) reductions in standard filed rates; (ii) use of customized rate plans (typically lower than standard rates) that are made available to lenders that meet certain criteria; and (iii) use of a spectrum of filed rates to allow for formulaic, risk-based pricing that may be quickly adjusted within certain parameters (referred to as "risk-based pricing systems"). While our increased use of reinsurance over the past several years has helped to mitigate the negative effect of declining premium rates on our returns, refer to our risk factor titled "Reinsurance may not always be available or affordable" for a discussion of the risks associated with the availability of reinsurance.
In 2019, we introduced MiQ, our risk-based pricing system that establishes our premium rates based on more risk attributes than were considered in 2018. The widespread use of risk-based pricing systems by the private mortgage insurance industry makes it more difficult to compare our rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our volume of new insurance written ("NIW") has changed. In addition, business under customized rate plans is awarded by certain customers for only limited periods of time. As a result, our NIW may fluctuate more than it had in the past. Regarding the concentration of our new business, our top ten customers accounted for approximately 26% and 25% of our NIW, in each of the twelve months ended March 31, 2020 and 2019.

We monitor various competitive and economic factors while seeking to balance both profitability and market share considerations in developing our pricing strategies. Premium rates on NIW will change our premium yield (net premiums earned divided by the average insurance in force) over time as older insurance policies run off and new insurance policies with different premium rates are written. Our premium rates are subject to approval by state regulatory agencies, which can delay or limit our ability to change them, outside of the parameters already approved. In addition, our customized rate plans may delay our ability to increase our premiums on the NIW covered by such plans.
There can be no assurance that our premium rates adequately reflect the risk associated with the underlying mortgage insurance policies. For additional information, see our risk factors titled “The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations" and "If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition."
Certain of our competitors have access to capital at a lower cost than we do (including, through off-shore reinsurance vehicles, which are tax-advantaged). As a result, they may be able to achieve higher after-tax rates of return on their NIW compared to us, which could allow them to leverage reduced premium rates to gain market share, and they may be better positioned to compete outside of traditional mortgage insurance, including by participating in alternative forms of credit enhancement pursued by Fannie Mae and Freddie Mac (the "GSEs") discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."
The vast majority of our insurance written since 2008 has been for loans purchased by the GSEs. The current private mortgage insurer eligibility requirements ("PMIERs") of each of the GSEs require a mortgage insurer to maintain a minimum amount of assets to support its insured risk, as discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility.” The PMIERs do not require an insurer to maintain minimum financial strength ratings; however, our financial strength ratings can affect us in the following ways:

•
A downgrade in our financial strength ratings could result in increased scrutiny of our financial condition by the GSEs and/or our customers, potentially resulting in a decrease in the amount of our NIW. Standard and Poor's recently revised its outlook, to "negative," for MGIC and other U.S. mortgage insurers due to the risks associated with the COVID-19 pandemic. A.M. Best recently revised its outlook for the U.S. Private Mortgage Insurers market segment to "negative," but did not change MGIC's outlook at that time.

•
Our ability to participate in the non-GSE mortgage market (the size of which has been limited since 2008, but may grow in the future), could depend on our ability to maintain and improve our investment grade ratings for our insurance subsidiaries. We could be competitively disadvantaged with some market participants because the financial strength ratings of our insurance subsidiaries are lower than those of some competitors. MGIC's financial strength rating from A.M. Best is A- (with a stable outlook), from Moody’s is Baa1 (with a stable outlook) and from Standard & Poor’s is BBB+ (with a negative outlook).

•
Financial strength ratings may also play a greater role if the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action. In addition, although the PMIERs do not require minimum financial strength ratings, the GSEs consider financial strength ratings to be important when using forms of credit enhancement other than traditional mortgage insurance, as discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."

If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our insurance subsidiaries, our future new insurance written could be negatively affected.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
Alternatives to private mortgage insurance include:

•	investors using risk mitigation and credit risk transfer techniques other than private mortgage insurance,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	lenders using Federal Housing Administration ("FHA"), U.S. Department of Veterans Affairs ("VA") and other government mortgage insurance programs, and

•
lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ("LTV") ratio and a second mortgage with a 10%, 15% or 20% LTV ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% LTV ratio that has private mortgage insurance.

The GSEs’ charters generally require credit enhancement for a low down payment mortgage loan (a loan with an amount that exceeds 80% of a home’s value) in order for such loan to be eligible for purchase by the GSEs. Private mortgage insurance has generally been purchased by lenders in primary mortgage market transactions to satisfy this credit enhancement requirement. In 2018, Freddie Mac and Fannie Mae initiated secondary mortgage market programs with loan level mortgage default coverage provided by various (re)insurers that are not mortgage insurers governed by PMIERs, and that are not selected by the lenders. These programs compete with traditional private mortgage insurance and, due to differences in policy terms, they may offer premium rates that are below prevalent single premium lender paid mortgage insurance ("LPMI") rates. We participate in these programs from time to time. See our risk factor titled “Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses” for a discussion of various business practices of the GSEs that may be changed, including through expansion or modification of these programs.
The GSEs (and other investors) have also used other forms of credit enhancement that did not involve traditional private mortgage insurance, such as engaging in credit-linked note transactions executed in the capital markets, or using other forms of debt issuances or securitizations that transfer credit risk directly to other investors, including competitors and an affiliate of MGIC; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement.
The FHA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 28.2% in 2019, 30.5% in 2018 and 33.9% in 2017. In the past ten years, the FHA’s share has been as low as 28.2% in 2019 and as high as 64.5% in 2010. Factors that influence the FHA’s market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; lenders' perceptions of legal risks under FHA versus GSE programs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns expected to be obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to the GSEs for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances. We cannot predict how the factors that affect the FHA’s share of new insurance written will change in the future.
The VA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 25.2% in 2019, 22.9% in 2018 and 24.7% in 2017. In the past ten years, the VA’s share has been as low as 15.7% in 2010 and as high as 27.2% in 2016. We believe that the VA’s market share has generally been elevated in recent years because of an increase in the number of borrowers that are eligible for the VA’s program, which offers 100% LTV ratio loans and charges a one-time funding fee that can be included in the loan amount, and because eligible borrowers have opted to use the VA program when refinancing their mortgages.
Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The vast majority of our insurance written since 2008 has been for loans purchased by the GSEs, therefore, the business practices of the GSEs greatly impact our business and include:

•
the GSEs' PMIERs, the financial requirements of which are discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility,”

•
the capital and collateral requirements for participants in the GSEs' alternative forms of credit enhancement discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance,"

•
the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages (the GSEs generally require a level of mortgage insurance coverage that is higher than the level of coverage required by their charters; any change in the required level of coverage will impact our new risk written),

•	the amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require private mortgage insurance,

•	whether the GSEs select or influence the mortgage lender’s selection of the mortgage insurer providing coverage,

•
the underwriting standards that determine which loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, including limitations on the rescission rights of mortgage insurers,

•	the extent to which the GSEs intervene in mortgage insurers’ claims paying practices, rescission practices or rescission settlement practices with lenders, and

•	the maximum loan limits of the GSEs compared to those of the FHA and other investors.
The FHFA has been the conservator of the GSEs since 2008 and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change, including through administrative action, in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation.

In September 2019, at the direction of President Trump, the U.S. Treasury Department ("Treasury") released the “Treasury Housing Reform Plan” (the "Plan"). The Plan recommends administrative and legislative reforms for the housing finance system, with such reforms intended to achieve the goals of ending the conservatorships of the GSEs; increasing competition and participation by the private sector in the mortgage market including by authorizing the FHFA to approve additional guarantors of conventional mortgages in the secondary market, simplifying the qualified mortgage ("QM") rule of the CFPB, transferring risk to the private sector, and eliminating the "GSE Patch" (discussed below); establishing regulation of the GSEs that safeguards their safety and soundness and minimizes the risks they pose to the financial stability of the United States; and providing that the federal government is properly compensated for any explicit or implicit support it provides to the GSEs or the secondary housing finance market. Also in September 2019, the Treasury and FHFA entered into a letter agreement that will allow the GSEs to remit less of their earnings to the government, which will help them rebuild their capital.

The impact of the Plan on private mortgage insurance is unclear. The Plan does not refer to mortgage insurance explicitly; however, it refers to a requirement for credit enhancement on high LTV ratio loans, which is a requirement of the current GSE charters. The Plan also indicates that the FHFA should continue to support efforts to expand credit risk transfer ("CRT") programs and should encourage the GSEs to continue to engage in a diverse mix of economically sensible CRT programs, including by increasing reliance on institution-level capital (presumably, as distinguished from capital obtained in the capital markets). For more information about CRT programs, see our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."

The current GSE Patch expands the definition of QM under the Truth in Lending Act (Regulation Z) ("TILA") to include mortgages eligible to be purchased by the GSEs, even if the mortgages do not meet the debt-to-income ("DTI") ratio limit of 43% that is included in the standard QM definition. Originating a QM may provide a lender with legal protection from lawsuits that claim the lender failed to verify a borrower’s ability to repay. The GSE Patch is scheduled to expire no later than January 2021. Approximately 23% and 21% of our NIW in the first quarter of 2020 and the last quarter of 2019, respectively, was on loans with DTI ratios greater than 43%. However, it is possible that expiration of the GSE Patch will be delayed and that not all future loans with DTI ratios greater than 43% will be affected by such expiration. In this regard, we note that the CFPB recently indicated that it expects to issue for comment, no later than May 2020, a proposed new "ability-to-repay" ("ATR") rule that would replace the use of DTI ratio in the definition of QM with an alternative measure, such as a pricing threshold. The CFPB also indicated that it would extend the expiration of the GSE Patch until the earlier of the effective date of the proposed alternative or until one of the GSEs exits conservatorship.

We insure loans that do not qualify as QMs; however, we are unsure the extent to which lenders will make non-QM loans because they will not be entitled to the presumptions about compliance with the ATR rule that the law allows with respect to QM loans. We are also unsure the extent to which lenders will purchase private mortgage insurance for loans that cannot be sold to the GSEs. Finally, certain lenders have suspended their non-QM lending due to COVID-19 pandemic-related concerns.
The QM definition for loans insured by the FHA, which was issued by the Department of Housing and Urban Development (“HUD”), is less restrictive than the CFPB’s definition in certain respects, including that (i) it has no DTI ratio limit, and (ii) it allows lenders certain presumptions about compliance with the ATR rule on higher priced loans. It is possible that, in the future, lenders will prefer FHA-insured loans to loans insured by private mortgage insurance as a result of the FHA’s less restrictive QM definition. However, in September 2019, HUD released its Housing Reform Plan and indicated that the FHA should refocus on its mission of providing housing finance support to low- and moderate-income families that cannot be fulfilled through traditional underwriting. In addition, Treasury's Plan indicated that the FHFA and HUD should develop and implement a specific understanding as to the appropriate roles and overlap between the GSEs and FHA, including with respect to the GSEs’ acquisitions of high LTV ratio loans and high DTI ratio loans.
As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future. The timing and impact on our business of any resulting changes is uncertain. Many of the proposed changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.
Reinsurance may not always be available or affordable.
As discussed in our risk factor titled "The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring," we have in place quota share and excess of loss reinsurance transactions providing various amounts of coverage on 86% of our risk in force. These reinsurance transactions enable us to earn higher returns on our business than we would without them because fewer Available Assets are required to be held under PMIERs. However, reinsurance may not always be available to us or available on similar terms, the quota share reinsurance transactions subject us to counterparty credit risk, and the GSEs may change the credit they allow under the PMIERs for risk ceded under our reinsurance transactions. If we are unable to obtain reinsurance for NIW, our returns may decrease absent an increase in premium rates. An increase in our premium rates may lead to a decrease in our NIW.
We have in place quota share reinsurance ("QSR") transactions with unaffiliated reinsurers that cover most of our insurance written from 2013 through 2021, and a portion of our insurance written prior to 2013. The quota share reinsurance coverage percentages range from 15% to 30%. We also have in place reinsurance agreements that provide excess-of-loss reinsurance coverage for a portion of the risk associated with certain mortgage insurance policies having an insurance coverage in force date on or after July 1, 2016 and before April 1, 2019. The transactions were entered into with special purpose insurers that issued notes linked to the reinsurance coverage ("Insurance Linked Notes" or "ILNs"). The market volatility caused by the COVID-19 pandemic has caused a disruption of uncertain duration in the market for new ILN transactions. The most recent ILN transaction in the market closed on February 3, 2020.
We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.
Before paying an insurance claim, we review the loan and servicing files to determine the appropriateness of the claim amount. When reviewing the files, we may determine that we have the right to rescind coverage on the loan. In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term. In addition, our insurance policies generally provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy. We call such reduction of claims “curtailments.” In recent quarters, an immaterial percentage of claims received in a quarter have been resolved by rescissions. In the first quarter of 2020 and in 2019, curtailments reduced our average claim paid by approximately 4.4%% and 3.9%, respectively.
Our loss reserving methodology incorporates our estimates of future rescissions, curtailments, and reversals of rescissions and curtailments. A variance between ultimate actual rescission, curtailment and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.
When the insured disputes our right to rescind coverage or curtail claims, we generally engage in discussions in an attempt to settle the dispute. If we are unable to reach a settlement, the outcome of a dispute ultimately may be determined by legal proceedings.
Under ASC 450-20, until a loss associated with settlement discussions or legal proceedings becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes and do not accrue an estimated loss. When we determine that a loss is probable and can be reasonably estimated, we record our best estimate of our probable loss. In those cases, until settlement negotiations or legal proceedings are concluded (including the receipt of any necessary GSE approvals), it is reasonably possible that we will record an additional loss. We are currently involved in discussions and/or proceedings with respect to our claims paying practices. Although it is reasonably possible that, when resolved, we will not prevail on all matters, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure where a loss is reasonably possible to be approximately $47 million. This estimate of maximum exposure is based upon currently available information; is subject to significant judgment, numerous assumptions and known and unknown uncertainties; will include an amount for matters for which we have recorded a probable loss until such matters are concluded; will include different matters from time to time; and does not include interest or consequential or exemplary damages.

In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.
We are subject to comprehensive regulation and other requirements, which we may fail to satisfy.
We are subject to comprehensive, detailed regulation, including by state insurance departments. Many of these regulations are designed for the protection of our insured policyholders and consumers, rather than for the benefit of investors. Mortgage insurers, including MGIC, have in the past been involved in litigation and regulatory actions related to alleged violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act ("RESPA"), and the notice provisions of the Fair Credit Reporting Act ("FCRA"). While these proceedings in the aggregate did not result in material liability for MGIC, there can be no assurance that the outcome of future proceedings, if any, under these laws would not have a material adverse effect on us. To the extent that we are construed to make independent credit decisions in connection with our contract underwriting activities, we also could be subject to increased regulatory requirements under the Equal Credit Opportunity Act ("ECOA"), FCRA, and other laws. Under ECOA, examination may also be made of whether a mortgage insurer's underwriting decisions have a disparate impact on persons belonging to a protected class in violation of the law.
Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business, including payment for the referral of insurance business, premium rates and discrimination in pricing, and minimum capital requirements. For more information about state capital requirements, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” For information about regulation of data privacy, see our risk factor titled “We could be adversely affected if personal information on consumers that we maintain is improperly disclosed; and damage to, or interruption in, our information technology systems may disrupt our operations.” For more details about the various ways in which our subsidiaries are regulated, see “Business - Regulation” in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2019. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition.
Our enterprise risk management program, described in "Business - Our Products and Services - Risk Management" in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2019, may not be effective in identifying, or adequate in controlling or mitigating, the risks we face in our business.
We employ proprietary and third party models to project returns, price products (including through our risk-based pricing system), determine the techniques used to underwrite insurance, estimate reserves, generate projections used to estimate future pre-tax income and to evaluate loss recognition testing, evaluate risk, determine internal capital requirements, perform stress testing, and for other uses. These models rely on estimates and projections that are inherently uncertain and may not operate as intended, especially in unprecedented circumstances such as those surrounding the COVID-19 pandemic. In addition, from time to time we seek to improve certain models, and the conversion process may result in material changes to assumptions, including those about returns and financial results. The models we employ are complex, which increases our risk of error in their design, implementation or use. Also, the associated input data, assumptions and calculations may not be correct, and the controls we have in place to mitigate that risk may not be effective in all cases. The risks related to our models may increase when we change assumptions and/or methodologies, or when we add or change modeling platforms. We have enhanced, and we intend to continue to enhance, our modeling capabilities. Moreover, we may use information we receive through enhancements to refine or otherwise change existing assumptions and/or methodologies.
We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.
The Company has activated its business continuity program by transitioning to a remote worker virtual workforce model with certain essential activities supported by limited staff in controlled office environments. This transition was made to responsibly provide for the safety of employees related to the COVID-19 pandemic and to continue to serve customers across our businesses. We have established a temporary succession plan for each of our key executives, should an executive be unable to perform his or her duties due to a COVID-19 related illness; however, it is uncertain what impact COVID-19-related illnesses may have on our operations in the future.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline.
The factors that may affect the volume of low down payment mortgage originations include:

•	the health of the domestic economy as well as conditions in regional and local economies and the level of consumer confidence,

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues or risk-retention and/or capital requirements affecting lenders,

•	the level of home mortgage interest rates,

•	housing affordability,

•	new and existing housing availability,

•	the rate of household formation, which is influenced, in part, by population and immigration trends,

•	homeownership rates,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have LTV ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance and limit our NIW. The COVID-19 pandemic, including the related restrictions on business in most parts of the U.S., and its effect on unemployment and consumer confidence, may affect the number of purchase mortgage originations. Underwriting standards have become more stringent as a result of the economic uncertainty caused by the COVID-19 pandemic and that may also cause a decline in the volume of low down payment home mortgage originations. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.”
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, MGIC's domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to its risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.
At March 31, 2020, MGIC’s risk-to-capital ratio was 10.2 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its policyholder position was $2.8 billion above the required MPP of $1.7 billion. Our risk-to-capital ratio and MPP reflect full credit for the risk ceded under our quota share reinsurance and excess of loss transactions with unaffiliated reinsurers. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded under such transactions. If MGIC is not allowed an agreed level of credit under the State Capital Requirements, MGIC may terminate the reinsurance transactions, without penalty.

At this time, we expect MGIC to continue to comply with the current State Capital Requirements; however, you should read the rest of these risk factors for information about matters that could negatively affect such compliance, including the effects of the COVID-19 pandemic. At March 31, 2020, the risk-to-capital ratio of our combined insurance operations was 10.2 to 1.
The NAIC has previously announced plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. In December 2019, a working group of state regulators released an exposure draft of a revised Mortgage Guaranty Insurance Model Act and a risk-based capital framework to establish capital requirements for mortgage insurers, although no date has been established by which the NAIC must propose revisions to the capital requirements and certain items have not yet been completely addressed by the framework, including the treatment of ceded risk and minimum capital floors. Currently we believe that the PMIERs contain more restrictive capital requirements than the draft Mortgage Guaranty Insurance Model Act in most circumstances.
While MGIC currently meets, and expects to continue to meet, the State Capital Requirements of Wisconsin and all other jurisdictions, it could be prevented from writing new business in the future in all jurisdictions if it fails to meet the State Capital Requirements of Wisconsin, or it could be prevented from writing new business in a particular jurisdiction if it fails to meet the State Capital Requirements of that jurisdiction, and in each case if MGIC does not obtain a waiver of such requirements. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in a particular jurisdiction, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.” A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.
The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering LTV ratio, credit score, vintage, Home Affordable Refinance Program ("HARP") status and delinquency status; and whether the loans were insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in NIW, or if our mix of business changes to include loans with higher LTV ratios or lower FICO scores, for example, or if we insure a higher percentage of loans under lender-paid mortgage insurance policies, all other things equal, we will be required to hold more Available Assets in order to maintain GSE eligibility.
The minimum capital required by the risk-based capital framework contained in the exposure draft released by the NAIC in December 2019 would be, in part, a function of certain loan and economic factors, including property location, LTV ratio and credit score; general underwriting quality in the market at the time of loan origination; the age of the loan; and the premium rate we charge. Depending upon the provisions of the capital requirements when they are released in final form and become effective, our mix of business may affect the minimum capital we are required to hold under the new framework.
The percentage of our NIW from all single-premium policies has ranged from approximately 10% in 2013 to 19% in 2017 and was 15% in the first quarter of 2020 and 16% in 2019. Depending upon the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life.
We have in place quota share reinsurance ("QSR") transactions with unaffiliated reinsurers that cover most of our insurance written from 2013 through 2021, and a portion of our insurance written prior to 2013. Although the transactions reduce our premiums, they have a lesser impact on our overall results, as losses ceded under the transactions reduce our losses incurred and the ceding commissions we receive reduce our underwriting expenses. The effect of the QSR transactions on the various components of pre-tax income will vary from period to period, depending upon the level of ceded losses.
In 2018 and 2019, MGIC entered into reinsurance agreements that provide excess-of-loss reinsurance coverage for a portion of the risk associated with certain mortgage insurance policies having an insurance coverage in force date on or after July 1, 2016 and before April 1, 2019. The transactions were entered into with special purpose insurers that issued notes linked to the reinsurance coverage ("Insurance Linked Notes" or "ILNs"). We expect that we may enter into other ILN transactions if capital market conditions are favorable. However, the market volatility caused by the COVID-19 pandemic has caused a disruption of uncertain duration in the market for new ILN transactions. The most recent ILN transaction in the market closed on February 3, 2020.
In addition to the effect of reinsurance on our premiums, we expect a decline in our premium yield because an increasing percentage of our insurance in force is from recent book years whose premium rates had been trending lower.
Our ability to rescind insurance coverage became more limited for insurance we wrote beginning in mid-2012. As a result of revised PMIERs requirements, we have revised our master policy effective for new insurance written beginning March 1, 2020. Our ability to rescind insurance coverage will become further limited for insurance we write under the new master policy, potentially resulting in higher losses than would be the case under our existing master policies. In addition, our rescission rights temporarily have become more limited due to accommodations we have made in connection with the COVID-19 pandemic. We have waived our rescission rights in certain circumstances where the failure to make payments was associated with a COVID-19 pandemic-related forbearance.
From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. We also change our underwriting guidelines, in part through aligning most of them with the GSEs for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html.
Even when home prices are stable or rising, mortgages with certain characteristics have higher probabilities of claims. As of March 31, 2020, mortgages with these characteristics in our primary risk in force included mortgages with LTV ratios greater than 95% (15.1%), loans with borrowers having FICO scores below 620 (1.9%), mortgages with borrowers having FICO scores of 620-679 (8.7%), mortgages with limited underwriting, including limited borrower documentation (1.6%), and mortgages with borrowers having DTI ratios greater than 45% (or where no ratio is available) (14.1%), each attribute as determined at the time of loan origination. An individual loan may have more than one of these attributes.
Beginning in 2017, the percentage of NIW that we have written on mortgages with LTV ratios greater than 95% and mortgages with DTI ratios greater than 45% has increased, although the percentage of NIW that we have written on mortgages with DTI ratios greater than 45% has declined in 2019 and the first quarter of 2020 from its 2018 level. In 2018, we started considering DTI ratios when setting our premium rates, and we changed our methodology for calculating DTI ratios for pricing and eligibility purposes to exclude the impact of mortgage insurance premiums. As a result of this change, loan originators may have changed the information they provide to us. Although we have revised our operational procedures to account for this possibility, we cannot be sure that the DTI ratio we report for each loan beginning in late 2018 includes the related mortgage insurance premiums in the calculation. In addition, we expect to insure certain loans that would not have previously met our guidelines and to offer premium rates for certain loans lower than would have been offered under our previous methodology.
The widespread use of risk-based pricing systems by the private mortgage insurance industry (discussed in our risk factor titled "Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses") makes it more difficult to compare our premium rates to those offered by our competitors. We may not be aware of industry rate changes until we observe that our mix of new insurance written has changed and our mix may fluctuate more as a result.
If state or federal regulations or statutes are changed in ways that ease mortgage lending standards and/or requirements, or if lenders seek ways to replace business in times of lower mortgage originations, it is possible that more mortgage loans could be originated with higher risk characteristics than are currently being originated, such as loans with lower FICO scores and higher DTI ratios. Lenders could pressure mortgage insurers to insure such loans, which are expected to experience higher claim rates. Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements.
We are susceptible to disruptions in the servicing of mortgage loans that we insure and we rely on third-party reporting for information regarding the mortgage loans we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. As discussed below, the increase in delinquent loans expected to be caused by the COVID-19 pandemic may result in liquidity issues and operational burdens for servicers, which may result in a delay in our receipt of premiums and disruptions in servicing.
The CARES Act provides for payment forbearance on loans purchased or secured by the GSEs to borrowers experiencing a hardship during the COVID-19 pandemic. During the forbearance period, mortgage servicers are required to pay four months of principal and interest to investors in the securities backed by the loans, even though the servicers are not receiving payments from borrowers. This may cause liquidity issues for especially non-bank servicers (who service approximately 40% of the loans underlying our insurance in force) because they do not have the same sources of liquidity that bank servicers have.
While there has been no disruption in our premium receipts through the end of April 2020, we expect that if servicers experience future liquidity issues, they may be less likely to advance premiums to us on policies covering delinquent loans because they are not receiving payments from borrowers. Servicers experiencing liquidity issues may also be less likely to remit our premiums on policies covering loans that are not delinquent. Our policies allow us to cancel coverage on loans that are not delinquent if the premiums are not paid within a grace period. However, in response to the COVID-19 pandemic, many states have enacted moratoriums on the cancellation of insurance due to non-payment. The specific provisions of the moratoriums vary from state-to-state.
The increased operational burdens associated with the likely increase in delinquent loans caused by the COVID-19 pandemic, as well as the possible transfer of servicing resulting from liquidity issues, may cause a disruption in the servicing of delinquent loans and reduce servicers’ ability to undertake mitigation efforts that could help limit our losses.
The information presented in this report and on our website with respect to the mortgage loans we insure is based on information reported to us by third parties, including the servicers and originators of the mortgage loans. Consequently, information presented may be subject to lapses or inaccuracies in reporting from such third parties. In many cases, we may not be aware that information reported to us by third parties is incorrect until such time as a claim is made against us under the relevant insurance policy. We do not receive monthly information from servicers for single premium policies, and may not be aware that the mortgage loans insured by such policies have been repaid. We periodically attempt to determine if coverage is still in force on such policies by asking the last servicer of record or through the periodic reconciliation of loan information with certain servicers. It may be possible that our reports continue to reflect, as active, policies on mortgage loans that have been repaid.
Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from a monthly premium policy are received and earned each month over the life of the policy. In each year, most of our premiums earned are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is generally measured by persistency (the percentage of our insurance remaining in force from one year prior), is a significant determinant of our revenues. Future premiums on our monthly premium policies in force represent a material portion of our claims paying resources and a low persistency rate will reduce those future premiums. In contrast, a higher than expected persistency rate will decrease the profitability from single premium policies because they will remain in force longer than was estimated when the policies were written.
Our persistency rate was 73.0% at March 31, 2020, 75.8% at December 31, 2019 and 81.7% at December 31, 2018. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.
Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Our persistency rate is also affected by the mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force. In 2018, the GSEs announced changes to various mortgage insurance termination requirements that are intended to further simplify the process of evaluating borrower-initiated requests for mortgage insurance termination and may reduce our persistency rate in the future.
Our holding company debt obligations materially exceed our holding company cash and investments.
At March 31, 2020, we had approximately $563 million in cash and investments at our holding company and our holding company’s debt obligations were $815 million in aggregate principal amount, consisting of $425 million of 5.75% Senior Notes due in 2023 ("5.75% Notes") and $390 million of 9% Debentures due in 2063 (of which approximately $133 million was purchased, and is held, by MGIC, and is eliminated on the consolidated balance sheet). Annual debt service on the 5.75% Notes and 9% Debentures outstanding as of March 31, 2020, is approximately $60 million (of which approximately $12 million will be paid to MGIC and will be eliminated on the consolidated statement of operations).
The 5.75% Senior Notes and 9% Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. The payment of dividends from our insurance subsidiaries which, other than investment income and raising capital in the public markets, is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividends, and in the first quarter of 2020 and in the full year 2019, it paid a total of $390 million and $280 million, respectively, in dividends to our holding company. We ask the OCI not to object before MGIC pays dividends and, due to the uncertainty surrounding the COVID-19 pandemic, we do not expect MGIC to pay a dividend to the holding company in the second quarter of 2020.
In the first quarter of 2020 and in 2019, we repurchased approximately 9.6 million and 8.7 million shares of our common stock, respectively, using approximately $120 million and $114 million of holding company resources, respectively. As of March 31, 2020, we had $291 million of authorization remaining to repurchase our common stock through the end of 2021 under a share repurchase program approved by our Board of Directors in January 2020. Repurchases may be made from time to time on the open market (including through 10b5-1 plans) or through privately negotiated transactions. The repurchase program may be suspended for periods or discontinued at any time, and due to the uncertainty caused by the COVID-19 pandemic, we have temporarily suspended stock repurchases. If any additional capital contributions to our subsidiaries were required, such contributions would decrease our holding company cash and investments. As described in our Current Report on Form 8-K filed on February 11, 2016, MGIC borrowed $155 million from the Federal Home Loan Bank of Chicago. This is an obligation of MGIC and not of our holding company.
Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the requirements of the PMIERs, there can be no assurance that we would not seek to issue debt capital or to raise additional equity or equity-linked capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.
At March 31, 2020, we had outstanding $390 million principal amount of 9% Convertible Junior Subordinated Debentures due in 2063 ("9% Debentures") (of which approximately $133 million was purchased, and is held, by MGIC, and is eliminated on the consolidated balance sheet). The principal amount of the 9% Debentures is currently convertible, at the holder’s option, at a conversion rate, which is subject to adjustment, of 74.4718 common shares per $1,000 principal amount of debentures. This represents a conversion price of approximately $13.43 per share. The payment of dividends by our holding company results in an adjustment to the conversion rate and price, with such adjustment generally deferred until the end of the year.
We may redeem the 9% Debentures in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 9% Debentures being redeemed, plus any accrued and unpaid interest, if the closing sale price of our common stock exceeds $17.46 for at least 20 of the 30 trading days preceding notice of the redemption.
We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures. For more information about the 9% Debentures, including additional requirements resulting from the deferral of interest, see Note 7 – “Debt” to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019.
For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 4 – “Earnings Per Share” to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2019. As noted above, in the first quarter of 2020 and in 2019, we repurchased shares of our common stock and may do so in the future. In addition, we have in the past purchased, and may in the future purchase, our debt securities.
The price of our common stock may fluctuate significantly, which may make it difficult for holders to resell common stock when they want or at a price they find attractive.
The market price for our common stock may fluctuate significantly. In addition to the risk factors described herein, the following factors may have an adverse impact on the market price for our common stock: changes in general conditions in the economy, the mortgage insurance industry or the financial markets; announcements by us or our competitors of acquisitions or strategic initiatives; our actual or anticipated quarterly and annual operating results; changes in expectations of future financial performance (including incurred losses on our insurance in force); changes in estimates of securities analysts or rating agencies; actual or anticipated changes in our share repurchase program or dividends; changes in operating performance or market valuation of companies in the mortgage insurance industry; the addition or departure of key personnel; changes in tax law; and adverse press or news announcements affecting us or the industry. In addition, ownership by certain types of investors may affect the market price and trading volume of our common stock. For example, ownership in our common stock by investors such as index funds and exchange-traded funds can affect the stock’s price when those investors must purchase or sell our common stock because the investors have experienced significant cash inflows or outflows, the index to which our common stock belongs has been rebalanced, or our common stock is added to and/or removed from an index (due to changes in our market capitalization, for example).
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed, and damage to, or interruption in, our information technology systems may disrupt our operations.
As part of our business, we maintain large amounts of personal information on consumers. Federal and state laws designed to promote the protection of personal information of consumers require businesses that collect or maintain consumer information to adopt information security programs, notify individuals, and in some jurisdictions, regulatory authorities, of security breaches involving personally identifiable information. Those laws may require free credit monitoring services to be provided to individuals affected by security breaches. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation, result in a loss of business and expose us to material claims for damages.
We rely on the efficient and uninterrupted operation of complex information technology systems. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including through the actions of third parties. Due to our reliance on information technology systems, including ours and those of our customers and third party service providers, their damage or interruption could severely disrupt our operations, which could have a material adverse effect on our business, business prospects and results of operations.
In response to the COVID-19 pandemic, the Company activated its business continuity program by transitioning to a remote worker virtual workforce model with certain essential activities supported by limited staff in controlled office environments. While we continue to maintain our full operations, the virtual workforce model may be more vulnerable to security breaches, damage or disruption.
In addition, we are in the process of upgrading certain of our information systems that have been in place for a number of years and continue to deploy and enhance our risk-based pricing system. The implementation of these technological improvements, as well as their integration with customer and third party systems when applicable, is complex, expensive and time consuming. If we fail to timely and successfully implement and integrate the new technology systems, or if the systems do not operate as expected, it could have an adverse impact on our business, business prospects and results of operations.
Our success depends, in part, on our ability to manage risks in our investment portfolio.
Our investment portfolio is an important source of revenue and is our primary source of claims paying resources. Although our investment portfolio consists mostly of highly-rated fixed income investments, our investment portfolio is affected by general economic conditions and tax policy, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and credit spreads and, consequently, the value of our fixed income securities, and as such, we may not achieve our investment objectives. Volatility or lack of liquidity in the markets in which we hold securities has at times reduced the market value of some of our investments, and if this worsens substantially it could have a material adverse effect on our liquidity, financial condition and results of operations.
For the significant portion of our investment portfolio that is held by MGIC, to receive full capital credit under insurance regulatory requirements and under the PMIERs, we generally are limited to investing in investment grade fixed income securities whose yields reflect their lower credit risk profile. Our investment income depends upon the size of the portfolio and its reinvestment at prevailing interest rates. A prolonged period of low investment yields would have an adverse impact on our investment income as would a decrease in the size of the portfolio.
In addition, we structure our investment portfolio to satisfy our expected liabilities, including claim payments in our mortgage insurance business. If we underestimate our liabilities or improperly structure our investments to meet these liabilities, we could have unexpected losses resulting from the forced liquidation of fixed income investments before their maturity, which could adversely affect our results of operations.
Pandemics, hurricanes and other natural disasters may impact our incurred losses, the amount and timing of paid claims, our inventory of notices of default and our Minimum Required Assets under PMIERs.
Pandemics and other natural disasters, such as hurricanes, tornadoes, earthquakes, wildfires and floods, or other events related to changing climatic conditions, could trigger an economic downturn in the affected areas, which could result in a decline in our business and an increased claim rate on policies in those areas. Natural disasters, rising sea levels and increased cost of flood insurance could lead to a decrease in home prices in the affected areas, or in areas with similar risks, which could result in an increase in claim severity on policies in those areas. If we were to attempt to limit our new insurance written in disaster-prone areas, lenders may be unwilling to procure insurance from us anywhere.
Pandemics and other natural disasters could also lead to increased reinsurance rates or reduced availability of reinsurance. This may cause us to retain more risk than we otherwise would retain and could negatively affect our compliance with the financial requirements of the PMIERs.
The PMIERs require us to maintain significantly more "Minimum Required Assets" for delinquent loans than for performing loans; however, the increase in Minimum Required Assets is not as great for certain delinquent loans in areas that the Federal Emergency Management Agency has declared major disaster areas. An increase in delinquency notices resulting from a pandemic, such as the COVID-19 pandemic, or other natural disaster may result in an increase in "Minimum Required Assets" and a decrease in the level of our excess "Available Assets" which is discussed in our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease if we are required to maintain more capital in order to maintain our eligibility."
The Company may be adversely impacted by the transition from LIBOR as a reference rate.
In 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that after 2021 it would no longer compel banks to submit rate quotations required to calculate LIBOR. As a result, it is uncertain whether LIBOR will continue to be quoted after 2021. Efforts are underway to identify and transition to a set of alternative reference rates. The set of alternative rates includes the Secured Overnight Financing Rate (“SOFR”), which the Federal Reserve Bank of New York began publishing in 2018. SOFR is calculated based on different criteria than LIBOR. Accordingly, SOFR and LIBOR may diverge. In addition, SOFR may be subject to direct influence by activities of the Federal Reserve and the Federal Reserve Bank of New York in ways that other rates may not be.
There is considerable uncertainty as to how the financial services industry will address the discontinuance of LIBOR in financial instruments. Financial instruments indexed to LIBOR could experience disparate outcomes based on their contractual terms, ability to amend those terms, market or product type, legal or regulatory jurisdiction, and other factors. Alternative reference rates that replace LIBOR may not yield the same or similar economic results over the lives of the financial instruments, which could adversely affect the value of and return on these instruments.
While it is not currently possible to determine precisely whether, or to what extent, the replacement of LIBOR would affect us, the implementation of alternative benchmark rates to LIBOR may have an adverse effect on our business, results of operations or financial condition.
Our transactions involving financial instruments that reference LIBOR, include:

•	Buying and selling fixed income securities (as of March 31, 2020, approximately 5.1% of the fair value of our investment portfolio consisted of securities referencing LIBOR).

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Insuring adjustable rate mortgages (“ARMs”) whose interest is referenced to LIBOR (as of March 31, 2020, approximately $1.0 billion of our risk in force was on ARMs referencing LIBOR). A change in reference rate associated with these loans may affect their principal balance, which may affect our risk-in-force and the amount of Minimum Required Assets we are required to maintain under PMIERs. A change in reference rate may also affect the amount of principal and/or accrued interest we are required to pay in the event of a claim payment.

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Entering into reinsurance agreements under which our premiums are determined, in part, by the difference between interest payable on the reinsurers’ notes which reference LIBOR and earnings from a pool of securities receiving interest that may reference LIBOR (in the first quarter of 2020, our total premiums on such transactions were approximately $4.7 million).